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                                                                    EXHIBIT 12.1

                    Computation of Earnings to Fixed Charges
                             (Dollars in thousands)

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

                                                                                                              Nine Months
                                                                  Fiscal Year Ended December 31,                 Ended
                                                     -------------------------------------------------------  September 30,
                                                       1996       1997       1998       1999         2000        2001
                                                     --------   --------   ---------  ---------    ---------  ------------
Earnings:
      Net income from continuing
        operations before income taxes
        extraordinary items, and cumulative
        effect of change in accounting principle     $ 18,068   $ 61,477   $ 102,007   $ 161,792   $ 162,962    $260,029
      Fixed Charges                                     1,959      3,148      15,777      57,167      39,516      11,625
      Capitalized Interest                                 --         --        (239)       (381)       (645)       (777)
                                                     --------   --------   ---------   ---------   ---------    --------
                                                     $ 20,027   $ 64,625   $ 117,545   $ 218,578   $ 201,833    $270,877
                                                     ========   ========   =========   =========   =========    ========


Fixed Charges:
      Interest expense(a)                            $  1,825   $  3,025   $  14,866   $  55,371   $  36,974    $  8,949
      Capitalized interest                                 --         --         239         381         645         777
      Portion of rents representative of
        interest factor(b)                                134        123         672       1,415       1,897       1,899
                                                     --------   --------   ---------   ---------   ---------    --------
                                                     $  1,959   $  3,148   $  15,777   $  57,167   $  39,516    $ 11,625
                                                     ========   ========   =========   =========   =========    ========

Ratio of earnings to fixed charges                       10.2 x     20.5 x       7.5 x       3.8 x       5.1 x      23.3 x
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(a)  Includes amortization of debt issuance costs and excludes capitalized interest.
(b)  Represents one third of rent expense for the respective period.